                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               THE ROUSE COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               THE ROUSE COMPANY

                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Holders of Common Stock:

  The Annual Meeting of Stockholders of The Rouse Company is called to be held on Thursday, May 11, 2000, at 11:00 a.m. at The Rouse Company Building, Columbia, Maryland, for the following purposes:

  (a) Election of directors to hold office until the Annual Meeting of Stockholders that is to be held in 2003 and until their respective successors are duly elected and qualify; and

  (b) Consideration of such other business as may properly come before the meeting.

  Holders of Common Stock of the Company as of the close of business on March 10, 2000 will be entitled to notice of, and to vote at, the meeting. The stock transfer books will not be closed.

  For the convenience of stockholders, a form of proxy is enclosed. You are urged to complete and return the proxy.

                                          By Order of the Board of Directors

                                               Gordon H. Glenn
                                                  Secretary

April 13, 2000

                               THE ROUSE COMPANY

                         10275 LITTLE PATUXENT PARKWAY
                         COLUMBIA, MARYLAND 21044-3456

                                PROXY STATEMENT

               (First Mailed to Stockholders on April 13, 2000)

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Rouse Company (the "Company") to be voted at the Annual Meeting of Stockholders on May 11, 2000 and at any adjournment or adjournments thereof (the "meeting"). The solicitation of proxies generally will be by mail and by directors, officers and regular employees of the Company. In some instances, solicitation may be made by telephone, telecopy or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee of approximately $7,500 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

  Each properly executed proxy will be voted in accordance with the instructions marked on it. In the absence of specific instructions, a proxy will be voted for the election of directors and nominees listed in the Proxy Statement, in accordance with the Board of Directors' recommendation as to any proposal listed in the Proxy Statement and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the meeting or any adjournment or adjournments thereof.

  Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.

  Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock of the Company ("Common Stock") present in person or represented by proxy at the meeting, at which a quorum is present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors.

  On March 10, 2000, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, the Company had outstanding and entitled to vote 70,806,005 shares of Common Stock, par value $.01 per share. This class of stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the meeting and any adjournment or adjournments thereof.

  The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1999, has been mailed to all stockholders with this Proxy Statement. You may receive, without charge, a copy of the Company's 1999 Form 10-K as filed with the Securities and Exchange Commission by contacting David L. Tripp, Vice President and Director, Investor Relations and Corporate Communications, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456.

                   ELECTION OF DIRECTORS AND RELATED MATTERS

  The Board of Directors currently consists of 12 directors. On February 24, 2000, the Company adopted a resolution and amended its Bylaws as permitted by the Maryland Unsolicited Takeover Act to create a classified board. As a result of this action, three directors are up for election at the Annual Meeting of Stockholders to be held on May 11, 2000 and, if elected, their new terms of office will expire at the Annual Meeting of Stockholders that is held in 2003 or when their successors are elected and qualify.

  The remaining eight directors serve terms which expire at either the Annual Meeting of Stockholders to be held in 2001 or the Annual Meeting of Stockholders to be held in 2002.

  In connection with the consummation in June 1996 of the merger with The Hughes Corporation ("Hughes"), the Company entered into a Contingent Stock Agreement (the "Agreement") under which the owners of Hughes (the "Hughes Owners") received rights to future distributions of Common Stock as part of the consideration in the merger. Under the Agreement, as long as the Hughes Owners own at least 5% of the outstanding shares of Company Common Stock (but in no event for longer than 10 years), the Hughes Owners will be entitled, through certain representatives, to recommend an individual for election to the Company's Board. Platt W. Davis, III was recommended under this provision and currently serves as a director of the Company.

  After 14 years of loyal service on the Board, Alexander B. Trowbridge will be retiring as a director at the May 11, 2000 Annual Meeting of Stockholders in accordance with the Company's mandatory retirement policy for directors who have attained age 70. The Board of Directors deeply appreciates his dedication to the principles of the Company and the wisdom, high standards and leadership demonstrated by him during his tenure as a director.

  If one or more of the nominees for director is unable to serve for any reason or if a vacancy otherwise exists on the Board of Directors, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice.

 Certain information as to the nominees who are up for election at the Annual Meeting of Stockholders follows:

                      Nominees for Term Expiring in 2003

  Anthony W. Deering, age 55, has been a member of the Company's Board since 1993. Mr. Deering is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was President and Chief Executive Officer of the Company and, prior to that, President and Chief Operating Officer of the Company. Mr. Deering is a director of certain T. Rowe Price Fixed Income and International Mutual Funds. He also is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, The Real Estate Roundtable and the Association of Foreign Investors in U.S. Real Estate. Mr. Deering is Chairman of the Baltimore Museum of Art, Vice Chairman of the Board of Directors of the Greater Baltimore Committee and a Trustee of Parks and People, The Foundation for Baltimore Recreation and Parks.

  Rohit M. Desai, age 61, has been a member of the Company's Board since 1980. Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated, a specialized investment firm managing assets of various institutional clients. Mr. Desai also is a director of Sunglass Hut International, Inc., Finlay

Enterprises, Inc., Independence Community Bank and TeleCorp PCS, Inc. In addition, Mr. Desai is Chairman of the Finance Committee of Grace Church and a Trustee of the Asia Society.

  Hanne M. Merriman, age 58, has been a member of the Company's Board since 1992. Ms. Merriman is a Retail Business Consultant for Hanne Merriman Associates, a retail consulting firm. Ms. Merriman is a director of Ameren Corporation, AnnTaylor Stores Corporation, Central Illinois Public Service Company, Finlay Enterprises, Inc., certain T. Rowe Price Mutual Funds, State Farm Mutual Automobile Insurance Company, and US Airways Group, Inc. She also is a director of Children's Hospital, which is a part of the Children's National Medical Center, and a member of the National Women's Forum.

  Certain information as to directors who are not up for election at the Annual Meeting of Stockholders follows:

                     Directors Whose Terms Expire in 2001

  Jeremiah E. Casey, age 60, has been a member of the Company's Board since 1990. Mr. Casey is a director of Allfirst Financial, Inc. and Allfirst Bank, and a director of the Federal Reserve Bank of Richmond, Baltimore Branch. Previously, he was Chairman of the Board of First Maryland Bancorp and its banking subsidiaries, Chief Executive, USA, Allied Irish Banks plc and a director of Allied Irish Banks plc. Mr. Casey also is a Trustee of Mercy Health Services, Inc. and The Walters Art Gallery.

  Mathias J. DeVito, age 69, has been a member of the Company's Board since 1972. Mr. DeVito is Chairman Emeritus of the Board. Previously, he was Chairman of the Board of the Company and, prior to that, he was Chairman of the Board and Chief Executive Officer of the Company. Mr. DeVito is a director of Allfirst Financial, Inc., US Airways, Inc., US Airways Group, Inc. and Mars Supermarkets, Inc. He is a member of the Advisory Boards of Carlyle Realty Partners, L.P., Equity-Linked Investors, L.P., Equity-Linked Investors, II, Private Equity Investors III, L.P. and Private Equity Investors IV, L.P. Mr. DeVito also is a Trustee of the Maryland Institute, College of Art.

  Roger W. Schipke, age 63, has been a member of the Company's Board since 1992. Mr. Schipke, a private businessman, previously was Chairman of the Board and Chief Executive Officer of the Sunbeam Corporation and, prior to that, Chairman of the Board, President and Chief Executive Officer of The Ryland Group, Inc. Mr. Schipke is a director of The Brunswick Corporation, Legg Mason, Inc. and Oakwood Homes Corporation.

  Gerard J. M. Vlak, age 66, has been a member of the Company's Board since 1996. Mr. Vlak is a former member of the Executive Board of Rabobank Nederland and a former General Manager North America of Amsterdam-Rotterdam Bank. He is a Trustee of the BJB Investment Funds of Bank Julius Baer. Mr. Vlak also is a board member and member of the Education/Scholarship Committee of The Netherland-America Foundation and a board member of Oce-USA Holding, Inc.

                     Directors Whose Terms Expire in 2002

  David H. Benson, age 62, has been a member of the Company's Board since 1987. Mr. Benson is Chairman of the Board of Charter European Trust plc, an investment management company. Previously, Mr. Benson was Vice Chairman of the Board of Kleinwort Benson Group plc. Mr. Benson is a director of B. G. plc (formerly British Gas plc), Daniel Thwaites plc, The Dover Corporation, Kleinwort Benson U.S.A. Inc., Marshall

Cavendish Ltd. and Murray International Trust plc. He also is Vice Chairman and Director of Leach International, Inc., Chairman of the Board of Trustees of the Charities Official Investment Fund and a Trustee of the Edward James Foundation.

  Platt W. Davis, III, age 56, has been a member of the Company's Board since 1999. Mr. Davis is a Partner in Vinson & Elkins, L.L.P., a partnership engaged in the practice of law. He also is a Representative of the Hughes Owners under the Contingent Stock Agreement that was entered into in connection with the Company's merger with Hughes and is a Managing Partner of THC Partners, an investment management company whose members consist of certain of the Hughes Owners.

  Juanita T. James, age 47, has been a member of the Company's Board since 1989. Ms. James is Vice President and General Manager of Pitney Bowes Professional Services, Inc., a subsidiary of Pitney Bowes, Inc. Previously, she was President of JJ Marketing Ventures, a management consultant firm specializing in book publishing and direct marketing, Executive Vice President of the Marketing and Editorial Departments at Doubleday Direct, Inc., Senior Vice President of Finance and Operations at Doubleday Direct, Inc. and Senior Vice President of the Book-of-the-Month Club, Inc., a subsidiary of Time Warner Inc. Ms. James is a Trustee Emeritus of Princeton University. She also is a Trustee of the Ferguson Public Library and President of the Board of the Child Care Center, both in Stamford, Connecticut. Ms. James also is a Deacon at the First Presbyterian Church in Stamford, Connecticut.

  Thomas J. McHugh, age 68, has been a member of the Company's Board since 1980. Mr. McHugh is Chairman and Chief Executive Officer of McHugh Associates, Inc., a registered investment adviser. Prior to that, he was President of McHugh Associates, Inc. Mr. McHugh is a director of Philadelphia Consolidated Holding Corp.

  Please note:

  (1) There exist no family relationships between any of the directors or between any such directors and any executive officer of the Company.

  (2) All corporations identified have securities registered under the Securities Exchange Act of 1934, as amended, except for non-profit organizations, State Farm Automobile Insurance Company, which is a mutual insurance company, and the companies identified with respect to Mr. Benson with the exception of B. G. plc.

  The Board of Directors has established three permanent committees of the Board--the Audit, Executive and Personnel Committees--to perform certain designated functions.

  The Audit Committee, composed of Messrs. Benson (Chairman), Davis, Desai, Schipke and Vlak and Ms. Merriman, recommends to the Board of Directors the appointment of the Company's independent certified public accountants, reviews the year-end financial statements and related matters with management and the Company's independent certified public accountants, reviews the Company's Form 10-K Annual Report filed with the Securities and Exchange Commission and reviews such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as may be deemed appropriate. The Audit Committee held four meetings during 1999.

  The Executive Committee, composed of Messrs. DeVito (Chairman), Casey, Deering, Desai, McHugh and Trowbridge and Ms. James, takes action with respect to approved projects and corporate financings of the

Company, such special matters as may be delegated to it by the Board and any other appropriate matters that arise between Board meetings. In addition, this Committee serves as a nominating committee. In this capacity, the Executive Committee determines the criteria and qualifications for membership on the Board of Directors, develops an orderly process for nominating persons to fill vacancies on the Board, considers nominees for election to the Board and makes recommendations regarding the compensation of directors. Stockholders may submit to the Secretary of the Company names of nominees for membership on the Board of Directors to be considered by the Executive Committee. Section 2.05 of the Company's Bylaws generally provides that nominations shall be made not more than 90 days nor less than 60 days before the scheduled date of a stockholders meeting at which directors are to be elected and specifies information that the stockholder must provide at the time of the nomination. The Executive Committee did not meet during 1999.

  The Personnel Committee, composed of Messrs. Casey (Chairman), McHugh and Trowbridge and Ms. James, reviews and makes recommendations to the Board regarding the compensation programs of the Company, including the compensation of its executive officers, and reviews and approves grants under the Company's stock incentive plans. See "Personnel Committee Report on Executive Officer Compensation" below. This Committee also has certain responsibilities with respect to the Company's Pension Plan, including general oversight of the investment of Pension Plan assets and approval of amendments to the Pension Plan that do not significantly increase the Company's funding costs or that are required under federal or state law. In addition, the Personnel Committee has general oversight responsibility for The Rouse Company Supplemental Retirement Benefit Plan. The Personnel Committee held two meetings during 1999.

  During 1999, the Board of Directors of the Company held five meetings (including one special telephonic Board meeting) in addition to the six meetings held by Board Committees. During their respective terms as directors, all directors of the Company attended 75% or more of the aggregate of all Board meetings and all meetings of Committees of which they were a member.

  The following table sets forth the number of shares of Common Stock beneficially owned by each named executive officer (see Summary Compensation Table below), and each director of the Company, by all directors and executive officers of the Company as a group and by all persons, to the knowledge of the Company, beneficially owning more than 5% of Company Common Stock. To the knowledge of the Company, no person beneficially owns more than 5% of the Series B Convertible Preferred Stock of the Company. As of March 10, 2000, one executive officer and one director of the Company beneficially owned shares of the Series B Convertible Preferred Stock of the Company. See Footnotes (2) and
(9) below.

                      EQUITY SECURITIES BENEFICIALLY OWNED
                               ON MARCH 10, 2000

                                                     Common Stock
                                                 ---------------------------
                                                                 Percent of
            Name of Beneficial Owner             Number of         Shares
              or Identity of Group                Shares         Outstanding
            ------------------------             ---------       -----------
Executive Officers(1)

Anthony W. Deering.............................. 1,002,293(2)          1.38%
Jeffrey H. Donahue..............................   240,967                 (3)
Douglas A. McGregor.............................   666,770                 (3)
Robert Minutoli.................................   172,092                 (3)
Jerome D. Smalley...............................   213,588                 (3)

Directors and Director Nominees

David H. Benson.................................    12,350(4)(5)           (3)
Jeremiah E. Casey...............................    14,500(4)              (3)
Platt W. Davis, III.............................   151,075(4)(6)           (3)
Anthony W. Deering.............................. See above        See above
Rohit M. Desai..................................   628,674(4)(7)           (3)
Mathias J. DeVito...............................   796,570(4)(8)       1.10%
Juanita T. James................................    11,200(4)              (3)
Thomas J. McHugh................................    21,000(4)              (3)
Hanne M. Merriman...............................    11,500(4)              (3)
Roger W. Schipke................................    19,859(4)(9)           (3)
Alexander B. Trowbridge.........................    11,450(4)              (3)
Gerard J. M. Vlak...............................     8,000(4)              (3)
All executive officers and directors as a group
 (20 persons)................................... 4,690,160(10)         6.47%

Name and Address of 5% Holders of Common Stock

Ariel Capital Management, Inc................... 7,471,890(11)        10.55%
307 North Michigan Avenue
Chicago, Illinois 660601

Franklin Resources, Inc......................... 6,826,229(12)         9.64%
P. O. Box 7777
777 Mariners Island Boulevard
San Mateo, California 94403-7777

T. Rowe Price Associates, Inc................... 6,902,030(13)         9.75%
P.O. Box 17218
100 East Pratt Street
Baltimore, Maryland 21202

--------
(1) With respect to the named executive officers of the Company, includes
    (i)1,273,978 shares of Common Stock subject to stock options granted under the Company's 1985 and 1990 Stock Option Plans and the 1994 and 1997 Stock Incentive Plans that either are presently exercisable or will become exercisable within 60 days of March 10, 2000, (ii) with respect to such named executive officers' accounts under The Rouse

    Company Savings Plan as of December 31, 1999, 33,090 shares of Common Stock, and (iii) 60,983 shares of Common Stock that are issuable if the Company's Series B Convertible Preferred Stock that is beneficially owned by a named executive officer were converted. Also includes 44,856 shares of Common Stock owned directly or indirectly by spouses of named executive officers, children who share the same residence and certain other family members, as to which shares the named executive officers in some instances disclaim beneficial ownership. Unless otherwise indicated below, and with the exception of shares owned by spouses, children and certain other family members, each of the beneficial owners indicates that he has sole voting and dispositive powers.

(2) Includes 148,316 shares that are owned by the Deering Family Limited Partnership, of which Mr. Deering is a Trustee and has shared voting and dispositive powers. Includes 13,640 shares of Common Stock that are owned by a Foundation of which Mr. Deering is the Trustee and 60,983 shares of Common Stock that are issuable upon conversion of the 46,500 shares of the Company's Series B Convertible Preferred Stock that are owned by the Foundation. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Mr. Deering is deemed to be a beneficial owner of the Foundation's shares; however, he expressly disclaims that he has any economic interest in or beneficial ownership of such shares.

(3) Beneficial ownership does not exceed one percent of the shares of Common Stock outstanding.

(4) Includes 11,000 shares of Common Stock subject to stock options granted under the Company's 1994 and 1997 Stock Incentive Plans to each non-employee director, except for Mr. DeVito, who received five 1,000-share stock option grants since he attained non-employee status in February 1995; Mr. Vlak, who received a 5,000-share stock option grant upon his initial election as a director in September 1996, and 1,000-share stock option grants in each of the years 1997 through 1999; and Mr. Davis, who received a 5,000-share option grant upon his initial election as a director in May 1999. All of the options are presently exercisable.

(5) Includes 450 shares of Common Stock owned directly by Mr. Benson's spouse, as to which shares he disclaims beneficial ownership. Mrs. Benson has sole voting and dispositive power with respect to such shares.

(6) Includes 54,615 shares that are owned by a family trust, of which Mr. Davis has shared voting and dispositive powers. Mr. Davis is one of three Managing Partners of THC Partners, a Texas general partnership, which held 1,196,479 shares of Rouse Common Stock at March 10, 2000. By majority vote, the Managing Partners may vote and, in limited circumstances, dispose of such shares.

(7) Includes 1,500 shares of Common Stock directly owned by Mr. Desai. Mr. Desai disclaims beneficial ownership as to all other shares. Desai Capital Management Incorporated, of which Mr. Desai is Chairman of the Board and President, has dispositive power on behalf of clients with respect to 616,174 shares of Common Stock.

(8) Includes 473,470 shares of Common Stock that are owned by The DeVito Family Limited Partnership, in which Mr. DeVito has an equity interest. Also includes 78,100 shares that are in trusts for Mr. DeVito's descendants and as to which shares Mr. DeVito has no voting or dispositive power. Additionally, includes 20,000 shares that are owned by a Foundation of which Mr. DeVito is a Trustee and has shared voting and dispositive power. Mr. DeVito disclaims beneficial ownership of the shares in both the trusts and the Foundation.

(9) Includes 2,359 shares of Common Stock that are issuable upon conversion of the 1,800 shares of the Company's Series B Convertible Preferred Stock that are beneficially owned by Mr. Schipke.

(10) Includes 1,599,978 shares of Common Stock subject to stock options granted under the Company's 1985 and 1990 Stock Option Plans and 1994, 1997 and 1999 Stock Incentive Plans that either are presently exercisable or will become exercisable within 60 days of March 10, 2000. With respect to executive officers' accounts under The Rouse Company Savings Plan as of December 31, 1999, includes 33,090 shares of Common Stock. Also includes 63,342 shares of Common Stock that are issuable if the Company's Series B Convertible Preferred Stock that are attributable to an executive officer and a director of the Company were converted.

(11) Represents shares beneficially held as of December 31, 1999 by Ariel Capital Management, Inc., which has sole voting power with respect to 7,027,830 shares and sole dispositive power with respect to 7,471,890 shares.

(12) Represents shares owned, as of December 31, 1999, by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("Franklin Resources"). The Adviser Subsidiaries have shared power to direct investments and/or shared power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Franklin Resources is deemed to be a beneficial owner of such shares; however, Franklin Resources expressly disclaims that it has any economic interest in or beneficial ownership of such shares.

(13) Represents shares owned by various individual and institutional investors as of December 31, 1999 for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

                         PERSONNEL COMMITTEE REPORT ON
                        EXECUTIVE OFFICER COMPENSATION

  The Personnel Committee of the Board of Directors (the "Committee") is pleased to present its report on executive compensation for 1999. During 1999, the Committee was composed of four outside directors of the Company and is responsible for reviewing and making recommendations to the Board generally with respect to the compensation of the Company's executive officers. During 1999, the Board of Directors reviewed these recommendations and approved all executive compensation actions or concurred in the Committee's actions.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

  The Company has developed an overall compensation program and specific compensation plans which are designed to enhance corporate performance and stockholder value by aligning the financial interests of executives with those of its stockholders. This linkage is established by tying a significant portion of executive compensation to the Company's success in meeting specified performance objectives adopted annually as described below. In pursuit of these objectives, the Company's compensation program is designed to attract to the Company and retain the best possible executive talent; to motivate these executives to achieve specific performance goals which are integral to the Company's business plan approved by its Board of Directors; to reinforce and link executive and stockholder interests through equity-based plans; and to recognize individual performance. The goal is for Company compensation to be within the top quartile of compensation for comparable companies.

  The Committee has primary responsibility for evaluating the Company's compensation program and specific compensation plans and establishing policies that meet the objectives described above. In 1996 a comprehensive review of the Company's compensation program was conducted by Frederic W. Cook & Co., Inc. (the "Compensation Consultant"). An update of this review was completed during 1998. The review included a comprehensive study of compensation practices of the 14 publicly traded real estate companies that are included in the Peer Group used in the current Performance Graph. These major real estate companies are deemed to be most comparable to the Company. References in this report to "comparable companies," "competitive pay," "competitive ranges" and the like refer to the comparison group described above.

  The Committee reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and the other executive officers of the Company. The Committee considers the performance of the Company in its industry, an individual's circumstances and the Compensation Consultant's periodic recommendations. With respect to the Chief Executive Officer, the Committee also considers the Compensation Consultant's recommended parameters for salary, bonus level and long-term incentive stock compensation. Except with respect to stock options and stock bonus awards, the Board approves or reviews the Committee's actions with respect to the compensation of all executive officers, including the Chief Executive Officer.

  In reviewing the individual performance of the Company's executive officers (other than the Chief Executive Officer), the Committee and the Board consider the views of the Chief Executive Officer to whom these officers are responsible. The Committee and the Board concurred with Mr. Deering's recommendations with respect to proposed salaries, bonuses and incentive stock grants for the executive officers for 1999. The Committee and the Board also concurred with Mr. Deering's recommendation that neither he nor any other executive officer receive a salary increase for 1999, except in connection with promotions or organizational changes.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

  The principal elements of the Company's executive compensation program consist of both annual and long-term programs and include base salary, annual incentive cash bonuses and, at appropriate intervals, long-term incentive compensation in the form of stock option and stock bonus grants. The Company also provides medical, pension and other fringe benefits generally available to Company employees.

Base Salaries

  Base salaries for executive officers are determined by periodically evaluating the responsibilities of the position held and the experience and performance of the individual, and aligning such salaries based on periodic independent compensation consultant recommendations with respect to the competitive marketplace for executive talent and the relative overall corporate performance of the Company in relation to its competitors in the industry. Salary adjustments, if any, are determined by the Committee with the Board's approval or concurrence, upon recommendation from the Chief Executive Officer and the Committee, by evaluating the performance of the Company and its executive officers, taking into account any additional or new responsibilities assumed by individual executive officers in connection with promotions or organizational changes.

Annual Incentive Bonus

  The Company's executive officers and other key persons are eligible for an annual cash bonus under the Incentive Compensation Plan. Under the Plan, the bonus awards of the executive officers are based in whole or in part upon the Company's annual corporate objectives as evaluated by the Board, with consideration given to individual performance. The Board also may grant special bonus awards in exceptional cases based upon extraordinary performance.

  Each year, a challenging set of corporate performance objectives, with assigned individual relative weightings, is recommended by the Chief Executive Officer and approved by the Board of Directors. For 1999, these Board-approved objectives placed heavy emphasis (72.5%) on earnings results and financial position, including specific earnings targets for total corporate and individual business segment Funds From Operations as well as leasing goals. Additional corporate objectives (totalling 27.5%) included specific strategic near- and long-term objectives for 1999.

Long-Term Incentive Stock Plans

  The purpose of the Company's long-term incentive stock plans has been to provide a meaningful equity interest in the Company to senior Company executives and other key employees in a format that is designed to motivate these executives and key employees and align their financial interests with those of stockholders.

Stock Bonus Awards

  The Committee is authorized to grant stock bonus awards and make related loans upon such terms and conditions as it may approve. These grants are made following review by the Committee and upon recommendation of the Chief Executive Officer, who have available the services of independent compensation consultants. In making grants, the Committee principally considers the amounts and terms of stock bonus awards for prior years together with approved ranges of annualized values using formula guidelines recommended by the Compensation Consultant. The awards are subject to restrictions that lapse over time and that may cause forfeiture of the applicable shares if the executive voluntarily leaves the employ of the Company or is discharged for cause. In conjunction with these restricted stock grants, the Company may make loans to recipients, subject to forgiveness in annual installments dependent upon continued employment by the Company.

Stock Options

  Stock options are granted by the Committee generally using approved award size criteria and based upon market data, the prior grant history for each person, independent compensation consultants' advice and management's recommendations. Stock options are granted with an exercise price equal to the market price of the Common Stock and typically are subject to vesting over a period of years. Stock options thus are designed to align the interests of executives with those of Company stockholders, since no benefit inures to the employee unless the stock price increases.

CHIEF EXECUTIVE OFFICER COMPENSATION

  For 1999, the compensation of Mr. Deering was determined by the Committee and approved by the Board. In 1999, Mr. Deering received a salary of $800,000, which was the same as his salary in 1998. In addition, the Committee and the Board determined, based on their review of the 1999 corporate performance objectives described above, that the Company had achieved excellent results for the year, meeting or significantly exceeding its targeted objectives. Particular emphasis was placed by the Committee and the Board on the strong earnings growth of the Company during 1999. Based on these results, the Board awarded to Mr. Deering a bonus of $972,000.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE UNDER FEDERAL TAX LAWS

  The Committee has considered the impact of provisions of the Internal Revenue Code of 1986 (the "Code") that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company's Chief Executive Officer and its four other most highly compensated officers. This disallowance provision does not apply to performance-based compensation, and the Company expects that this provision will not limit its tax deductions for executive compensation in the near term.

                                          Jeremiah E. Casey,
                                           Chairman
                                          Juanita T. James
                                          Thomas J. McHugh
                                          Alexander B. Trowbridge

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997 of those persons who were the Chief Executive Officer and the four other most highly compensated officers of the Company in 1999. The amounts reported below under the columns captioned "Salary," "Bonus," "Restricted Stock Awards" and "Securities Underlying Options" are payable under and in accordance with the Company's annual and long-term compensation plans as described above in the "Personnel Committee Report on Executive Officer Compensation." No stock appreciation rights ("SARs") were granted during 1997-1999, nor have any SARs been granted at any time in prior years.

                          SUMMARY COMPENSATION TABLE

                                                         Long-Term
                                                    Compensation Awards
                                                   ------------------------
                               Annual Compensation Restricted    Securities
                               -------------------   Stock       Underlying  All Other
   Name and Principal                               Award(s)      Options   Compensation
        Position          Year Salary($) Bonus($)     ($)           (#)         ($)
   ------------------     ---- --------- --------- ----------    ---------- ------------
Anthony W. Deering        1999  800,000    972,000      None(1)      None      404,923(5)
Chairman of the Board,
 President                1998  800,000  1,015,200 3,000,278(2)   600,000    3,173,338(6)
and Chief Executive
 Officer                  1997  725,000    978,750      None      350,000      527,375(7)
Douglas A. McGregor       1999  567,115    630,540      None(1)      None      179,108(5)
Vice Chairman and Chief
 Operating                1998  520,961    548,972   420,000(3)   100,000      236,325(6)
Officer                   1997  475,000    534,375   313,750(4)   150,000       73,625(7)
Jeffrey H. Donahue        1999  403,808    406,800      None(1)      None       99,472(5)
Executive Vice President
 and                      1998  320,731    265,816   560,000(3)   145,000      137,862(6)
Chief Financial Officer   1997  290,000    261,000      None(4)   102,000       50,262(7)
Jerome D. Smalley         1999  403,808    406,800      None(1)      None      105,772(5)
Executive Vice
 President--              1998  320,731    265,816   560,000(3)   145,000      150,112(6)
Development               1997  290,000    261,000      None(4)   102,000       67,412(7)
Robert Minutoli           1999  367,327    275,575      None(1)      None      105,272(5)
Senior Vice President
 and                      1998  316,557    256,871      None         None      152,914(6)
Director of New Business  1997  290,000    195,750      None      102,000       68,564(7)

--------
(1) As of December 31, 1999, Mr. Deering had aggregate restricted shareholdings of 164,850 shares of Common Stock having a value of $3,503,062; Mr. McGregor had aggregate restricted shareholdings of 55,000 shares of Common Stock having a value of $1,168,750; Messrs. Donahue and Smalley each had aggregate restricted shareholdings of 37,500 shares of Common Stock having a value of $796,875; and Mr. Minutoli had aggregate restricted shareholdings of 17,500 shares of Common Stock having a value of $371,875. The values specified above are based on the value of the Company's shares on December 31, 1999.

(2) In September 1998, the Board of Directors, acting pursuant to the Company's 1997 Stock Incentive Plan, awarded Mr. Deering 109,850 shares of Common Stock (the "Special Retention Bonus Shares"), as part of a special retention contract arrangement (the "Agreement"). The terms and conditions of the Special Retention Bonus Shares are described in "Employment Contracts and Termination of Employment and Change of Control
    Arrangements" below. Dividends are paid on the restricted shares.

(3) In December 1998, the Board of Directors, acting pursuant to the Company's 1997 Stock Incentive Plan, awarded Mr. McGregor 15,000 shares of Common Stock upon his promotion to Vice Chairman and Chief Operating Officer of the Company. At the same time, Messrs. Donahue and Smalley were awarded 20,000 shares each of Common Stock (collectively, with the shares awarded to Mr. McGregor, the "1998 Bonus Shares") upon their promotion to Executive Vice Presidents of the Company. Ownership of the 1998 Bonus Shares vests 20% on December 3rd in each of the years 2000, 2001, 2002, 2003 and 2004. Any 1998 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of the Company). Dividends are paid on the restricted shares.

(4) In December 1997, the Board of Directors, acting pursuant to the Company's 1997 Stock Incentive Plan, awarded Mr. McGregor 15,000 shares of Common Stock (the "1997 Bonus Shares"). Mr. McGregor elected, however, to convert 5,000 shares of the 1997 Bonus Shares into options to purchase 20,000 shares of Common Stock, which reduced his 1997 Bonus Shares to 10,000 shares. At the same time, the Board of Directors awarded Messrs. Donahue and Smalley 8,000 shares each of the 1997 Bonus Shares; however, each elected to convert all of the 8,000 shares into options to purchase 32,000 shares of Common Stock. Ownership of the 1997 Bonus Shares vests 25% on December 11th in each of the years 1999, 2000, 2001 and 2002. Any 1997 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company's employ for any reason other than death, disability or discharge without good cause (which is defined to include certain changes in control of the Company). Dividends are paid on the restricted shares.

(5) Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 and 1997 Stock Incentive Plans and stock option grants under the Company's 1985 Stock Option Plan. Installments were forgiven by the Company during 1999 in the amount of $380,000 as to Mr. Deering, $161,500 as to Mr. McGregor, $87,000 as to Mr. Donahue, $93,300 as to Mr. Smalley and $93,895 as to Mr. Minutoli. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $24,923 as to Mr. Deering, $17,608 as to Mr. McGregor, $12,472 as to both Messrs. Donahue and Smalley and $11,377 as to Mr. Minutoli.
(6) Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 and 1997 Stock Incentive Plans and stock option grants under the Company's 1985 Stock Option Plan. Installments were forgiven by the Company during 1998 in the amount of $505,625 as to Mr. Deering, $220,875 as to Mr. McGregor, $128,562 as to Mr. Donahue, $140,812 as to Mr. Smalley and $141,439 as to Mr. Minutoli. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $24,000 as to Mr. Deering, $15,450 as to Mr. McGregor, $9,300 as to both Messrs. Donahue and Smalley and $11,475 as to Mr. Minutoli. With respect to Mr. Deering, includes a payment of $2,643,713 to pay income taxes resulting from a restricted stock award under the special retention contract arrangement that was entered into in 1998. See "Employment Contracts and Termination of Employment and Change of Control Arrangements" below.

(7) Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company's 1990 Stock Bonus Plan and 1994 Stock Incentive Plan and stock option grants under the Company's 1985 Stock Option Plan. Installments were forgiven by the Company during 1997 in the amount of $505,625 as to Mr. Deering, $59,375 as to Mr. McGregor, $41,562 as to Mr. Donahue, $58,712 as to Mr. Smalley and $59,864 as to Mr. Minutoli. Also includes matching contributions under the Company's nonqualified Excess Savings Plan in the amount of $21,750 as to Mr. Deering, $14,250 as to Mr. McGregor and $8,700 each as to Messrs. Donahue, Minutoli and Smalley.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

  No stock options were granted during 1999 to the executive officers named in the Summary Compensation Table nor were any previously granted stock options exercised by such persons during the year. No stock appreciation rights have been granted at any time under the Company's Stock Option and Stock Incentive Plans.

  The following table summarizes information relating to stock option exercises during 1999 and the number and value of unexercised stock options previously granted to the executive officers named in the Summary Compensation Table.

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                           Shares                  Number of Securities    Value of Unexercised In-
                         Acquired on              Underlying Unexercised      The-Money Options(1)
                          Exercise      Value      Options at FY-End (#)         at FY-End ($)
          Name               (#)     Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ----------- ----------- ------------------------- -------------------------
Anthony W. Deering......    None        None          305,025/862,500              555,150/None
Jeffrey H. Donahue......    None        None          103,569/247,902           129,063/$43,488
Douglas A. McGregor.....    None        None          202,399/250,000           393,636/$51,562
Robert Minutoli.........    None        None           74,250/101,500            47,425/$34,375
Jerome D. Smalley.......    None        None           75,878/249,977            56,328/$34,375

--------
(1) An "in-the-money" stock option is an option for which the market price, on December 31, 1999, of Company Common Stock underlying the option exceeds the exercise price (i.e., the market price of Company Common Stock when the option was granted). The value shown represents stock price appreciation since the grant date of the option.

                         COMPARATIVE STOCK PERFORMANCE

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a Peer Group of real estate companies identified below. The graph assumes that $100 is invested initially and all dividends are reinvested.

  The Peer Group consists of the following publicly traded real estate companies: Bramalea Ltd. (through the first quarter of 1995), Cambridge Shopping Centers, Catellus Development Corp., Crown America Realty Trust, Federal Realty Investment Trust, First Union Real Estate Equity and Mortgage Investments, Forest City Enterprises, General Growth Properties, Inc., Kimco Realty, Simon Property Group, Inc., Taubman Centers, Inc., TrizecHahn Corporation (through the fourth quarter of 1996, Trizec Corporation Ltd), Urban Shopping Centers, Inc. and Weingarten Realty Investment.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  Effective September 24, 1998, the Board of Directors requested that Anthony
W. Deering enter into a special retention contract arrangement (the "Agreement") with the Company. Mr. Deering concurred and, under the terms of the Agreement, as amended, he will serve as the Company's Chief Executive Officer until January 31, 2005. He will receive a minimum annual base salary of $800,000 (subject to further increases in accordance with the Company's executive compensation policy) and will be eligible for an annual cash bonus under the Company's incentive compensation program.

  In connection with the Agreement, Mr. Deering also received options to purchase 300,000 shares of common stock, 109,850 shares of restricted stock, and a cash payment of $2,643,713 to pay income taxes resulting from the restricted stock award. The stock options are at an exercise price of $27.3125 per share (the closing price of the Company's common stock the day before the grant date) and vest ratably on the fourth and fifth anniversaries of the grant date. The restricted stock vests on January 31, 2005. In addition, the Board accelerated the incentive stock award that Mr. Deering would have received in 1999 under the Company's 1997 Stock Incentive Plan. As a result, Mr. Deering received options to purchase an additional 300,000 shares at an exercise price of $32.77 per share ($5.4575 above the closing price of the Company's Common Stock the day before the grant date) which vest 25% on February 25th in each of the years 2001-2004.

  If Mr. Deering dies, becomes disabled, terminates his employment for Good Reason (as defined in the Agreement) or is discharged by the Company without Cause (which is defined in the Agreement to include certain changes of control), then all unvested stock options and the restricted stock award held by Mr. Deering will vest immediately. In addition, Mr. Deering will be entitled to receive his Accrued Annual Bonus (as defined in the Agreement) and a payment equal to (i) one-twelfth of the sum of his then current base salary plus his average bonus during the prior three years, multiplied by (ii) the lesser of 36 or the number of months from the termination date until Mr. Deering's 62nd birthday. If Mr. Deering's employment terminates for any reason other than as stated in the preceding sentence, the unvested portion of the options and restricted stock granted to Mr. Deering pursuant to the Agreement will be forfeited, he will be required to repay the tax gross-up payment, and he will not be entitled to any severance payment.

  Effective October 25, 1999, the Company entered into change of control agreements (the "COC Agreements") with each of its executive officers(/1/) other than Mr. Deering (who was already subject to the Agreement described above and who thus did not benefit from the COC Agreements). The Board of Directors approved the COC Agreements as being in the best interests of the Company. The purpose of the COC Agreements is to encourage the executives to remain with the Company in the event of a Change of Control of the Company (as defined in the COC Agreements). The term of the COC Agreements is four years (subject to potential one-year extensions) or, if later, three years after a Change of Control occurs. The COC Agreements become operative only if a Change of Control occurs.

--------
(/1/)In addition to the named executive officers, the executive officers are Duke S. Kassolis, Robert D. Riedy, Alton J. Scavo and Daniel C. Van Epp.

  If the Company terminates the executive's employment (other than for Cause (as defined)) or if the executive terminates his employment for Good Reason (as defined) after a Change of Control and during the term of the COC Agreement, the executive is entitled to certain benefits. These benefits include a severance payment equal to three times the sum of his Annual Base Salary and Annual Bonus (both, as defined) and enhanced retirement benefits consisting of three years' additional benefits under the Company's qualified and nonqualified Pension and Savings Plans (with the Pension Plan benefit calculated as if the executive were three years older), continued coverage under the Company's welfare benefit plans (e.g., medical insurance plans) for three years at no cost, vesting of all options and restricted stock, and forgiveness of any Company loans. If, prior to or following a Change of Control, the executive voluntarily terminates his employment, dies or becomes disabled or if the Company terminates his employment for Cause, the executive is entitled to no special payments.

  With respect to all named executive officers, in addition to the specific provisions in the COC Agreements described above, all stock option grants, bonus stock grants and related loans under the Company's Stock Option, Stock Bonus and Stock Incentive Plans provide that any non-vested portion of a stock option grant will vest, any remaining restrictions upon bonus stock shares will be released and any related loan balance will be forgiven if the person dies, becomes disabled, retires on or after the normal retirement age of 62 or is discharged without good cause (which is defined to include certain changes of control of the Company). If such an event were to occur with respect to a named executive officer, all stock options not yet exercisable, including those set forth above in the table captioned "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values," would vest, and the outstanding principal loan balances set forth below in "Indebtedness of Executive Officers" would be forgiven. In addition, Mr. Deering and Mr. McGregor would have forfeiture restrictions released on 109,850 and 50,000 shares, respectively, of bonus stock; Messrs. Donahue and Smalley each would have forfeiture restrictions released on 50,000 shares of bonus stock and Mr. Minutoli would have forfeiture restrictions released on 22,500 shares of bonus stock.

  The Company also has a severance plan available on a non-discriminatory basis to all employees, including executive officers, that provides benefits for involuntary terminations of employment, except for discharges for cause or disciplinary reasons. Severance pay generally is equal to one week's salary for each six months of service performed in the first three years of employment and one week's salary for each year of service from the fourth through ninth years. Once an employee has reached his or her tenth year anniversary date with the company, severance will be two weeks for every full year of service from the date of hire. Group medical and life insurance coverage also are continued at no cost to the individual for up to 90 days.

                      INDEBTEDNESS OF EXECUTIVE OFFICERS

  In February 1995, upon the election of Mr. Deering as Chief Executive Officer, the Board of Directors awarded Mr. Deering shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan. In February 1996, the Board of Directors awarded Messrs. Donahue, McGregor, Minutoli and Smalley, and certain other executive officers, shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan. In addition, Mr. Van Epp was awarded shares of Common Stock in connection with the acquisition of Hughes by the Company. In December 1998, the Board of Directors, acting pursuant to the Company's 1997 Stock Incentive Plan, awarded Mr. McGregor shares of Common Stock upon his promotion to Vice Chairman and Chief Operating Officer of the Company. At the same time, Messrs. Donahue and Smalley were awarded shares of Common Stock upon their promotion to Executive Vice Presidents of the Company. In connection with such grants of bonus stock and to assist the recipients in paying related tax and other obligations, the Board of Directors approved loans to such executive officers. Each loan referred to in this paragraph is to be forgiven, except as to interest, in either four or five equal annual installments if the person continues to serve the Company.

  In March 1989, the Personnel Committee of the Board of Directors granted stock options to Messrs. Kassolis, Minutoli, Riedy and Smalley pursuant to the Company's 1985 Stock Option Plan. At the same time, the Board of Directors authorized loans to each person to be made in connection with the exercise of the options. Subsequently, the terms of the options were modified by the Board or the Personnel Committee to permit, as an alternative, open market purchases of the same number of shares of Common Stock and loans in the amount of the open market purchases. Each loan is to be forgiven, except as to interest, in five equal annual installments if the person continues to serve the Company.

  The following table lists those executive officers who received loans in connection with the bonus stock grants and the stock option grants described in the two preceding paragraphs, and whose maximum indebtedness to the Company from January 1, 1999 through March 10, 2000 exceeded $60,000:

                                                Maximum Principal
                                                 Amount of Loans      Principal
                                                   Outstanding     Amount of Loans
                         Relationship with         from 1-1-99     Outstanding on
 Name of Individual           Company           through 3-10-00(1)     3-10-00
 ------------------  ------------------------   ------------------ ---------------
 Anthony W. Deering  Chairman of the Board,          $760,000             None
                     President and Chief
                     Executive Officer

 Jeffrey H. Donahue  Executive Vice President         531,000          357,000
                     and Chief Financial
                     Officer

 Duke S. Kassolis    Senior Vice President            266,000           87,000
                     and Director of Property
                     Operations

 Douglas A. McGregor Vice Chairman and Chief          687,000          364,000
                     Operating Officer

 Robert Minutoli     Senior Vice President            267,893           87,000
                     and Director of New
                     Business

 Robert D. Riedy     Senior Vice President            294,749          120,749
                     and Director of Retail
                     Leasing

 Alton J. Scavo      Senior Vice President            261,000           87,000
                     and Director of the
                     Community Development
                     Division and General
                     Manager of Columbia

 Jerome D. Smalley   Executive Vice                   537,300          357,000
                     President--Development

 Daniel C. Van Epp   Senior Vice President of         104,166             None
                     the Company and
                     President of The Howard
                     Hughes Corporation

--------
(1) Interest accrues on the principal amount of the outstanding loans and is payable on December 31st of each year. The interest rate on all the loans is 6% per year, except that the interest rate on the loans relating to the stock bonus grants that were made in September 1993 is 5.35% per year and on the loans relating to the stock bonus grants that were made in February and June 1996 and December 1998 is 5% per year.

                                 PENSION PLAN

  The persons named in the Summary Compensation Table participate in the Company's noncontributory Pension Plan (the "Plan"). As of January 1, 2000, the Plan provides for a combination of "past service" benefits and "future service" benefits. The past service benefit is (i) 1.15% of the lesser of (a) the employee's Cash Compensation as defined in the Plan during 1999 or (b) the employee's average annual Compensation or Cash Compensation for the employee's high three consecutive years of service prior to separation, in either case which is not in excess of the Social Security covered compensation level plus
(ii) 1.65% of the lesser of (a) the employee's Cash Compensation during 1999 or (b) the employee's average annual Compensation or Cash Compensation for the employee's high three consecutive years of service prior to separation, in either case which exceeds the Social Security covered compensation level, multiplied by the employee's years of service prior to January 1, 2000. For each year of service commencing after December 31, 1999 (future service), the employee receives an annual benefit of (i) 1.15% of the employee's Cash Compensation which is not in excess of the Social Security covered compensation level plus (ii) 1.65% of the employee's Cash Compensation which exceeds the Social Security covered compensation level.

  The Company also maintains its Supplemental Plan in part to provide for the payment of retirement benefits to those eligible Company employees whose pension benefit under the Pension Plan, described above, would be limited to amounts less than the Pension Plan would normally provide due to tax and pension laws enacted since 1982. The Supplemental Plan is a nonqualified, unfunded plan, and benefits are payable from the general assets of the Company. A primary purpose of the Supplemental Plan is to insure that the total retirement benefits of affected employees payable under both pension plans (the "Plans") are determined on the same basis, so that the retirement benefits to be received are no more or less than what could have been received by affected employees under the Pension Plan but for the enactment since 1982 of federal tax and pension laws limiting such benefits.

  Messrs. Deering, Donahue, McGregor, Minutoli and Smalley have, respectively, 27, 26, 27, 21 and 20 credited years of service under the Plans for benefit accrual purposes, and their estimated annual benefits payable under such Plans at the normal retirement age of 62 (assuming each continues to live and receives his 2000 rate of compensation to retirement) are $1,026,418, $405,432, $594,646, $344,346 and $373,187, respectively.(/2/)

  All benefits payable under the Pension Plan are subject to certain limitations contained in the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The limit on annual benefits for 1999 was $130,000 as to any individual who retired at the normal retirement age.

                    DIRECTORS' FEES AND OTHER TRANSACTIONS

  Under current Company policy, an annual fee of $27,500 is paid to the directors of the Company who are not employed by the Company on a full-time or other basis. The Chairman of a Board Committee receives an additional annual fee of $3,000. Directors also are paid a fee of $1,250 for attendance at any meeting of the Board and $1,000 for attendance at any meeting of a Committee of the Board or for special assignments.

--------
(/2/)Under the special retention contract arrangement with Mr. Deering, the Company agreed to supplement his retirement benefits under the Plans to guarantee annual benefits upon his retirement at or after age 62 equal to 55% of Mr. Deering's Cash Compensation (as defined in The Rouse Company Pension Plan). Under certain circumstances, Mr. Deering's retirement benefits will be supplemented in a similar fashion if he retires after age 60 but before age 62.

  Mr. DeVito, as Chairman Emeritus, receives a basic fee of $50,000 for serving as a director of the Company. In addition, Mr. DeVito receives the standard director's fee for attending special Board meetings and Executive Committee meetings.

  Under The Rouse Company 1999 Stock Incentive Plan (the "Plan"), non-employee directors receive 5,000-share stock option grants of Company Common Stock upon their initial election. Each director receives an additional 1,000-share stock option grant upon re-election as a director at subsequent annual meetings.

  The Company also provides credits to a nonqualified Company Common Stock account established for each director. In May 1996, each director's account was credited with an amount equal to 10% of the annual fee for each prior year of service on the Board, which amount was deemed to be invested in Company Common Stock. In addition, each director receives quarterly credits to his or her account equal to 2-1/2% of the current annual fee. Upon retirement from the Board, each director is entitled to receive the value of his or her account, but no director will receive less than an amount equal to the then present value of the payments such director would have received under the directors' retirement plan that was terminated when this program was established in 1996.

  Platt W. Davis, III is a partner in Vinson & Elkins, L.L.P., and his interest in the matter described below arises solely from such position. From time to time, Vinson & Elkins, L.L.P. provides legal services to subsidiaries and affiliates of the Company, though Mr. Davis has provided no such services.

  Jeremiah E. Casey is a director of Allfirst Financial, Inc. and Allfirst Bank (the "Bank"). The Company maintains various banking relationships with the Bank involving depositary accounts, the issuance of letters of credit, the purchase of short-term, high quality money market instruments from the Bank and other cash management services. The Company and certain of its subsidiaries and affiliates also are indebted to the Bank for certain loans. In addition, the Bank leases space at various locations in Maryland from subsidiaries and affiliates of the Company. Mr. Casey's interest in these matters arises solely from the positions he holds with the Bank and Allfirst Financial, Inc.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

  On January 29 , 1999, an adult son of Alton J. Scavo sold 120 shares of the Company's Common Stock. Mr. Scavo, an executive officer of the Company, inadvertently failed to report the sale. The sale was reported on a Form 4 that was filed on January 10, 2000.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  The Company provides all stockholders with the opportunity, under certain circumstances and consistent with SEC Rule 14a-8, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the annual meeting of stockholders to be held in May 2001. To enable management adequately to analyze and respond to proposals and to prepare appropriate proposals for presentation in the Company's Proxy Statement for the 2001 annual meeting, any such proposal must be received by the Company by December 15, 2000, addressed to the attention of its Secretary at its principal place of business in Columbia, Maryland.

                              ACCOUNTING MATTERS

  The Board of Directors first appointed KPMG LLP as its auditors in December 1956. The audit services rendered by KPMG LLP for the fiscal year ended December 31, 1999 included examination of the financial statements of the Company, its subsidiaries and affiliates, review of unaudited quarterly financial information, consultation in connection with the preparation of the Annual Report to Stockholders and the filing of the Form 10-K Annual Report with the Securities and Exchange Commission, issuance of reports of compliance with debt and other agreements, and consultation with Company personnel on accounting and related matters.

  Representatives of KPMG LLP will attend the Annual Meeting of Stockholders and will be available to respond to appropriate questions submitted by stockholders.

                                 OTHER MATTERS

  Management is not aware of any other matters that will be brought before the meeting. If any matters properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the meeting or any adjournment or adjournments thereof, the proxy holders will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.

HARDING & HEAL, INC.  PROOF #4 4/07/00 15:50  CUST. THE BANK OF NEW YORK  FILE NAME 71747 ROUSE PROXY
Attn: Ray Poplasky
----------------------------------------------------------------------------------------------------------------------
        --------
        |      |
        --------

The Board of Directors recommends a vote FOR the election of all nominees for directors.


(a) Election of Directors       FOR all nominees      WITHHOLD AUTHORITY to vote          *EXCEPTIONS
                                listed below          for all nominees listed below.

Nominees: Anthony W. Deering, Rohit M. Desai and Hanne M. Merriman.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
            --------------------------------------------------------------------

(b) IN THEIR DISCRETION on such other matters as may properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

                                                (Execute proxy exactly as your name appears on this form.
                                                If stock is registered in more than one name, each joint owner should sign. When signing as trustee, executor or other
                                                fiduciary, please so indicate.)

                                                        Dated:                                          ,2000
                                                              ------------------------------------------

                                                                                                         (SEAL)
                                                        ------------------------------------------------
                                        |
                                        |                                                                (SEAL)
                                ________|               ------------------------------------------------
                                                                             Signature

(Please sign, date and return this proxy                Votes must be indicated
in the enclosed postage prepaid envelope.)              (x) in black or blue ink.            X

----------------------------------------------------------------------------------------------------------------------

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                               THE ROUSE COMPANY

Proxy Solicited on Behalf of the Board of Directors-Annual Meeting of Stockholders-May 11, 2000

        The undersigned holder of the Common Stock of The Rouse Company (the "Company") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated April 13, 2000, and hereby constitutes and appoints Anthony W. Deering, Chairman of the Board, President and Chief Executive Officer of the Company, and Gordon H. Glenn, Vice President, General Counsel and Secretary of the Company, or either of them acting singly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 11, 2000, and at any adjournment or adjournments thereof.

        Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors and in the best discretion of the proxy holders as to any other matters.

(Continued, and to be signed and dated on the reverse side)

                                                THE ROUSE COMPANY
                                                P.O. BOX 11342
                                                NEW YORK, N.Y.  10203-0342


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